Exhibit 10.14
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 20, 2005 between Luminent Mortgage Capital, Inc., a Maryland corporation having its principal place of business at One Market Street, Spear Tower, 30th Floor, San Francisco, California 94105 (the “Employer”) and Gail P. Seneca, whose address is P.O. Box 1018, Inverness, California 94937 (the “Executive”).
WITNESSETH:
     WHEREAS, the Employer desires to provide for the employment of the Executive, and the Executive desires to be employed by the Employer, all in accordance with the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Employer and the Executive are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive’s employment by the Employer;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:
     1. Employment and Term.
          (a) Effective as of January 1, 2006 (the “Effective Date”), the Employer shall employ the Executive, and the Executive shall be employed by the Employer, as the Chairman of the Board and Chief Executive Officer (the “Position”) of the Employer, in accordance with the terms and subject to the conditions set forth in this Agreement for a term (the “Term”) that shall commence on the Effective Date and, as provided in and subject to paragraphs 1(b), 1(c), 1(d) and 1(e), shall continue for a period of three years. From and after January 1, 2008, the term “Position” as used in this Agreement shall mean the Executive’s service as Chairman of the Board of the Employer and, in the sole discretion of the Executive, the Executive’s continued service as Chief Executive Officer of the Employer.
          (b) Unless written notice in accordance with this paragraph 1 terminating the Executive’s employment under this Agreement is given by either the Employer or the Executive, on each day this Agreement is in effect the Term shall be automatically extended for one additional day so that at all times this Agreement shall have a then current three-year Term. Unless otherwise provided in this Agreement or agreed by the Employer and the Executive, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

          (c) Notwithstanding paragraph 1(b), the Employer, by action of its board of directors (the “Board”) and effective as specified in a written notice thereof to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term, for Cause (as defined in this Agreement) or other than for Cause or on account of the Executive’s death or Permanent Disability (as defined in this Agreement), subject to the provisions of this paragraph 1.
               (i) “Cause” shall mean (A) the Executive’s willful and continued failure substantially to perform her material duties with the Employer as set forth in this Agreement, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of the Employer, in each case, after written notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause intentional material damage to the property or business of the Employer by the Executive, (C) the Executive’s repeated absences from work such that she is unable to perform her duties hereunder in all material respects other than for physical or mental impairment or illness which the Executive fails to cure after written notice, (D) the Executive’s admission or conviction of, or plea of nolo contendere to, any felony or any other crime that, in the reasonable judgment of the Board, adversely affects the Executive’s ability to carry out her obligations under this Agreement or (E) the Executive’s non-compliance with the provisions of paragraph 2(b) after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-compliance. Notwithstanding the foregoing, the Employer may not terminate the Executive’s employment under this Agreement for Cause unless the Executive is given (A) written notice, in accordance with the by-laws of the Employer, of a special meeting of the Board to consider the termination of the Executive’s employment under this Agreement for Cause and (B) the opportunity for the Executive to address such special meeting.
               (ii) “Permanent Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that she would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period of 240 consecutive days, provided, however, that in order to terminate the Executive’s employment under this Agreement on account of the Executive’s Permanent Disability, the Employer must provide the Executive with written notice of the Board’s good faith determination to terminate the Executive’s employment under this Agreement for reason of the Executive’s Permanent Disability not less than 30 days prior to such termination, which notice shall specify the date of termination. Until the specified effective date of termination by reason of the Executive’s Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3. No termination of the Executive’s employment under this Agreement because of the Executive’s Permanent

Disability shall impair any rights of the Executive under any disability insurance policy maintained by the Employer at the commencement of the aforesaid 240-day period.
          (d) The Executive shall have the right to terminate her employment under this Agreement at any time during the Term for Good Reason or without Good Reason as specified in a written notice thereof to the Employer in accordance with the terms of this Agreement. As used herein, “Good Reason” shall mean (A) the Executive’s Position or the scope of the Executive’s authority, duties or responsibilities as described in this Agreement are materially diminished without the Executive’s written consent, excluding for this purpose any action that was not taken by the Employer in bad faith and that is remedied by the Employer promptly following written notice thereof from the Executive to the Employer; (B) a material breach by Employer of its obligations to the Executive under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Executive within 30 days (except in the case of a payment default for which the cure period shall be 10 days), in each case following written notice thereof from the Executive to the Employer or (C) any termination of the Executive’s employment under this Agreement without Cause.
          (e) (i) If (A) the Employer terminates the Executive’s employment under this Agreement for any reason other than for Cause or (B) the Executive terminates her employment under this Agreement for Good Reason, the Employer shall pay to the Executive promptly after the event giving rise to such payment occurs an amount equal to the sum of (x) (1) the Executive’s Base Salary (as defined in this Agreement) accrued through the date the termination of the Executive’s employment under this Agreement is effective, (2) any Bonus (as defined in this Agreement) required to be paid to the Executive pursuant to paragraph 3(b) and (3) any amount in respect of excise taxes required to be paid to the Executive pursuant to paragraph 1(f), with such payments, rights and benefits described in clauses (x)(1), (x)(2) and (x)(3) being collectively referred to in this Agreement as the “Accrued Obligations,” (y) an amount equal to the aggregate premiums that would be payable by the Executive to maintain in effect throughout the period (the “Subsequent Period”) from the date of the Executive’s termination through the remainder of the Term had the Executive remained employed (assuming no increase in insurance premium rates) the same medical, health, disability and life insurance coverage provided to the Executive by the Employer immediately prior to the date of such termination (the “Benefit Obligations”) and (z) the Employer shall, as a severance payment, pay to the Executive for the Subsequent Period, the Executive’s annual Base Salary as of the effective date of termination of the Executive’s employment under this Agreement and the Minimum Bonus (as defined in this Agreement).
(ii) If (A) the Employer terminate the Executive’s employment under this Agreement for Cause, (B) the Executive terminates her employment under this Agreement for any reason other than Good Reason (it being understood that commencing with January 1, 2008, the Executive’s service as Chairman of the Board of the Employer and not also as Chief Executive Officer of the Employer shall not be deemed as the Executive’s termination of her employment under this Agreement for other than Good Reason), her death or the Executive’s Permanent Disability or (C) this Agreement is terminated by the Employer as a result of the death or Permanent Disability of the Executive, the sole obligation of the Employer shall be to pay the Accrued Obligations to the Executive or her estate.
          (f) In the event that the independent public accountants of the Employer or the Internal Revenue Service determines that any payment, coverage or benefit provided to the Executive pursuant to this Agreement is subject to the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision thereof or any interest or penalties incurred by the Executive with respect to such excise tax, the Employer, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amount payable under this paragraph 1(f), upon the receipt of the payments provided for by this Agreement be no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(f) shall be made by tax counsel whose selection shall be reasonably acceptable to the Executive and the Employer and whose fees and costs shall be paid for by the Employer.
          (g) In the event that the independent public accountants of the Employer or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax imposed by Section 409A of the Code or any successor provision thereof or any interest or penalties, including interest imposed under Section 409A(1)(B)(i)(I) of the Code, incurred by the Executive as a result of the application of such provision, the Employer, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this paragraph 1(g), being no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Section 409A of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(g) shall be made by tax counsel whose selection shall be reasonably acceptable to the Executive and the Employer and whose fees and costs shall be paid for by the Employer.
          (h) Any notice of termination of the employment of the Executive under this Agreement by the Employer to the Executive or by the Executive to the Employer shall be given in accordance with the provisions of paragraph 10.

          (i) The Employer agree to reimburse the Executive for the reasonable fees and expenses of the Executive’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.
     2. Duties of the Executive.
          (a) Subject to the ultimate control and discretion of the Board of the Employer, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to her under the by-laws of the Employer or from time to time by the Board consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive under this Agreement, the duties of the Executive shall be performed in the greater San Francisco, California metropolitan area.
          (b) The Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement and, during the term of her employment under this Agreement, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless granted the prior permission of the Board. The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in, or the Executive’s engaging, but not to exceed an average of five hours per week, in, any business that does not compete with the business of the Employer or the Executive’s involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of her duties under this Agreement and that such conduct complies in all material respects with applicable policies of the Employer.
          (c) The Executive shall be entitled to 30 days of vacation leave during each calendar year with full compensation, and to be taken at such time or times, as the Executive and the Employer shall mutually determine. Earned but unused vacation shall be accrued in accordance with the Employer’s vacation policy.
     3. Compensation. For all services to be rendered by the Executive under this Agreement:
          (a) Base Salary. The Employer shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $650,000, plus such other compensation as may, from time to time, be determined by the Employer. At the end of each fiscal year of the Employer, the Employer shall review the amount of the Executive’s Base Salary, and shall increase such Base Salary for the following year to such amount as the Board may determine in its discretion. Such Base Salary and other compensation shall be payable in accordance with the Employer’s normal payroll practices as in effect from time to time.

          (b) Annual Bonus. The Employer agrees that the Executive shall receive, in accordance in all material respects with applicable policies of the Employer relating to incentive compensation for executive officers, an annual bonus (the “Bonus”) payable in cash, at the same time as bonuses are paid to other executive officers of the Employer, in such amount as may be fixed by the Board in its discretion based upon the performance of the Employer and the contributions of the Executive to such performance, provided, however, that the Executive shall receive a Bonus of not less than $350,000 (the “Minimum Bonus”) in respect of the services to be rendered by the Executive for each year during the Term.
          (c) Restricted Stock Award. Effective as of the Effective Date, the Employer shall make a restricted stock award (the “Award”) of 300,000 shares (the “Shares”) of the Employer’s Common Stock to the Executive. The Award shall be evidenced by a Restricted Stock Award Agreement between the Employer and the Executive in substantially the form thereof currently in use by the Employer. The Award and the Restricted Stock Award Agreement shall have the following other principal terms:
               (i) the Shares shall become vested, and remain vested from and after the Effective Date, in three cumulative installments as follows:
                    (A) the first installment, consisting of one-third of the Shares, shall become vested from and after the Effective Date;
                    (B) the second installment, consisting of an additional one-third of the Shares, shall become vested from and after the first anniversary of the Effective Date; and
                    (C) the third installment, consisting of the remaining one-third of the Shares, shall become vested from and after the second anniversary of the Effective Date;
               (ii) the Shares, and any other shares of the Employer’s Common Stock held under prior or subsequent restricted stock awards made to the Executive by the Employer, shall become immediately vested in full and shall remain vested in the event of (A) a Change of Control (as defined herein), (B) a termination of the employment of the Executive by the Employer under this Agreement without Cause or (C) a termination of the employment of the Executive under this Agreement by the Executive for Good Reason;
               (iii) any unvested Shares shall revert to the Employer immediately in the event of (A) a termination of the employment of the Executive under this Agreement by the Employer for Cause or (B) a termination of the employment of the Executive under this Agreement by the Executive without Good Reason, provided, however, commencing with January 1, 2008, the Executive’s service as Chairman of the Board of the Employer and not also as Chief Executive Officer of the Employer shall not be deemed the Executive’s termination of employment under this Agreement for other than Good Reason nor shall it entitle the Employer to terminate the employment of the Executive by the Employer for Cause; and
               (iv) The Executive shall have the right by notice to the Employer to require that the Employer purchase from the Executive that number of vested shares of the Employer’s Common Stock at a price per share equal to the average closing price of the Employer’s Common Stock on the New York Stock Exchange for the 20 days preceding the Executive’s notice of purchase, as is necessary to provide the Executive with sufficient funds to pay applicable federal and state income taxes resulting from the vesting of Shares under the Award, subject to the prior approval by the Compensation Committee of the Employer’s Board of Directors of the price per share at the time of each such purchase.
          (d) As used in this paragraph 3, “Change of Control” shall mean (A) the acquisition of shares of the Employer by any “person” or “group” (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended) in a transaction or series of transactions that result in such person or group directly or indirectly becoming the beneficial owner of 25% or more of the Employer’s Common Stock after the date of this Agreement, (B) the consummation of a merger or other business combination after which the holders of voting capital stock of the Employer do not collectively own 60% or more of the voting capital stock of the entity surviving such merger or other business combination, (C) the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Employer, but excluding therefrom the sale and reinvestment of the Employer’s investment portfolio or (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a “Transaction”), the persons who constituted a majority of the members of the Board on the date of this Agreement and persons whose election as members of the Board was approved by such members then still in office or whose election was previously so approved after the date of this Agreement, but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Board then in office. A Transaction constituting a Change in Control shall only be deemed to have occurred upon the closing of the Transaction.
     4. Expenses. The Employer shall promptly reimburse the Executive for (a) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor and (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term.
     5. Indemnification. Notwithstanding anything in the Employer’s certificate of incorporation or its by-laws to the contrary, the Executive shall at all times during her employment by the Employer, and thereafter, be indemnified by the Employer to the fullest extent permitted by applicable law for any matter in any way relating to the Executive’s affiliation with the Employer and its subsidiaries; provided, however, that if the Executive’s employment shall have been terminated by the Employer for Cause, then, to the extent required by applicable law, the Employer shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which her employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.
     6. Confidential Information. The Executive understands that, in the course of her employment by the Employer, the Executive will receive confidential information concerning the business of the Employer and that the Employer desire to protect. The Executive agrees that she will not at any time during or after the period of her employment by the Employer reveal to anyone outside the Employer, except as required by law, or use for her own benefit, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential without specific written authorization by the Employer. Upon termination of this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into her possession during the Term and retained by the Executive containing or concerning confidential information of the Employer and all other written materials furnished to and retained by the Executive by the Employer for her use during the Term, including all copies thereof, whether of a confidential nature or otherwise.
     7. Representation and Warranty of the Executive. The Executive represents and warrants that she is not under any obligation, contractual or otherwise, to any other firm or corporation, that would prevent her entry into the employ of the Employer or her performance of the terms of this Agreement.
     8. Entire Agreement; Amendment. This Agreement and the Restricted Stock Award Agreement contain the entire agreement between the Employer and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Employer and the Executive.
     9. Assignability. The services of the Executive under this Agreement are personal in nature, and neither this Agreement nor the rights or obligations of the Employer under this Agreement may be assigned by the Employer, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

     10. Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either the Employer or the Executive at their respective addresses stated above, or at such other address as the Executive or the Employer may by similar notice designate.
     11. Specific Performance. The Employer and the Executive agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraph 6 and to enforce specifically the terms and provisions of paragraph 6, this being in addition to any other remedy to which any party is entitled at law or in equity.
     12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives and the permitted transferees of the Shares) any rights or remedies of any nature under or by reason of this Agreement.
     13. Successor Liability. The Employer shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
     14. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employer shall not be required to provide the Executive and her eligible dependents with medical insurance coverage as long as the Executive and her eligible dependents are receiving comparable medical insurance coverage from another employer.
     15. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.
     16. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment,

encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 17 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or her estate and their assigning any rights under this Agreement to the person or persons entitled hereto.
     17. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the Employer and the Executive as expressed in this Agreement.
     18. Survival of Benefits. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or her estate.
     19. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LUMINENT MORTGAGE CAPITAL, INC.

By:

S. Trezevant Moore, Jr., President and Chief Operating Officer

Gail P. Seneca